Exhibit 99.1

NEWS RELEASE

Contacts:

Bruce Frymire—650.965.6042 or bfrymire@cybersource.com

CyberSource Stockholders Approve Acquisition of Authorize.Net

MOUNTAIN VIEW, Calif. – October 23, 2007 – CyberSource Corporation, (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today announced that at a special meeting held on October 23, 2007, its stockholders voted to approve the issuance of CyberSource common stock in connection with the acquisition of Authorize.Net Holdings, Inc. (“Authorize.Net”) by CyberSource. Approximately 99.7 percent of the shares voted were cast in favor of the acquisition. The number of shares voted in favor of the acquisition represented approximately 77.7 percent of the total shares outstanding and entitled to vote. Completion of the acquisition remains subject to the approval of the stockholders of Authorize.Net, which has scheduled a special stockholder meeting to be held in Marlborough, Mass., on October 25, 2007.

Under terms of the acquisition agreement, Authorize.Net stockholders will receive 1.1611 shares of CyberSource common stock for every share of Authorize.Net common stock. Additionally, stockholders will receive a pro-rata share of $125 million in the form of a cash payment.

CyberSource stockholders also approved proposals to: (a) amend the CyberSource amended and restated certificate of incorporation to increase the number of authorized shares of CyberSource common stock from 50 million to 125 million, and (b) amend the CyberSource Amended and Restated 1999 Stock Option Plan to extend the plan for an additional three years and to increase the number of shares under the plan from 11.0 million to 15.5 million.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center, and POS environments. CyberSource also offers industry leading risk management solutions for merchants accepting card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes commerce transaction processing systems. Approximately 22,000 businesses use CyberSource solutions, including half the companies comprising the Dow Jones Industrial Average. The company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States.

Additional Information and Where to Find It

CyberSource Corporation and Authorize.Net Holdings, Inc. filed with the SEC a Registration Statement on Form S-4 containing a definitive joint proxy statement/prospectus in connection with the proposed merger. The joint proxy statement/prospectus was first mailed to CyberSource and Authorize.Net stockholders on September 24, 2007. Investors and security holders are urged to read the joint proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information regarding CyberSource Corporation, Authorize.Net Holdings, Inc., the proposed merger, the persons soliciting proxies in connection with the proposed merger on behalf of CyberSource Corporation and Authorize.Net Holdings, Inc. and the interests of those persons in the proposed merger and related matters. Investors and security holders may obtain a copy of the joint proxy statement/prospectus and other documents filed by CyberSource Corporation and Authorize.net Holdings, Inc. with the SEC free of charge at the website maintained by the SEC at http://www.sec.gov. In addition, documents filed with the SEC by CyberSource Corporation are available free of charge by contacting CyberSource Corporation, Investor Relations, 1295 Charleston Road, Mountain View, California 94043, (650) 965-6000, and documents filed with the SEC by Authorize.Net Holdings, Inc. are available free of charge by contacting Authorize.Net Holdings, Inc., Investor Relations, 293 Boston Post Road West, Suite 220, Marlborough, Massachusetts 01752, (508) 229-3200.

Participants in Solicitation

CyberSource and Authorize.Net, and their respective directors, executive officers and other possible employees and advisors, may be deemed to be participants in the solicitation of proxies from the stockholders of CyberSource and Authorize.Net in connection with the merger and related items. Information regarding the directors and executive officers of CyberSource and their ownership of CyberSource shares is set forth in the proxy statement for CyberSource’s 2007 annual meeting of stockholders, which was filed with the SEC on April 9, 2007. Information regarding the directors and executive officers of Authorize.Net and their ownership of Authorize.Net stock is set forth in the proxy statement for Authorize.Net’s 2007 annual meeting of stockholders, which was filed with the SEC on April 30, 2007. Investors may obtain additional information regarding the interests of those participants by reading the CyberSource and Authorize.Net joint proxy statement/prospectus filed with the SEC.